Exhibit 1

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) dated as of January 8, 2007, is made and entered into by and among PROJECT EAGLE HOLDING CORPORATION, a Delaware corporation (“Parent”), PROJECT EAGLE MERGER CORPORATION, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and WILLIAM R. BERKLEY, an individual (“Stockholder”), a stockholder of STRATEGIC DISTRIBUTION, INC., a Delaware corporation (the “Company”).

A.            Parent and Merger Sub have proposed entering into an Agreement and Plan of Merger of even date herewith (as amended from time to time, the “Merger Agreement”) with the Company, pursuant to which Merger Sub will be merged with and into the Company, upon the terms and subject to the conditions contained in the Merger Agreement (the “Merger”) and all shares of common stock, $.10 par value, of the Company (the “Company Common Stock”) outstanding immediately prior to the Effective Time of the Merger, other than Excluded Shares and Dissenting Shares, will be converted into the right to receive from Parent the Per Share Amount (as such terms are defined in the Merger Agreement).

B.            Stockholder is the record or beneficial owner of the number of shares of Company Common Stock set forth on Schedule I hereto opposite Stockholder’s name (such shares being referred to herein as the “Shares”).

C.            As a condition to entering into the Merger Agreement and incurring the obligations set forth therein, Parent and Merger Sub have required that Stockholder enter into this Agreement.

D.            Stockholder wishes to induce Parent and Merger Sub to enter into the Merger Agreement and, therefore, Stockholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
VOTING AGREEMENT

1.1.   Voting Agreement.   Stockholder, in his or her capacity as a Stockholder of the Company, shall, from and after the date hereof until the Termination Time (as defined in Section 4.1 below), at any meeting (or any action by written consent in lieu of a meeting) of Stockholders of the Company called to vote upon the approval of the Merger, the Merger Agreement and the transactions contemplated therein or at any adjournment thereof or in any other circumstances upon which a vote or other approval with respect to the Merger, the Merger Agreement and the transactions contemplated therein is sought, shall vote (or cause to be voted), at the time of such meeting or adjournment, the Shares: (i) in favor of the approval and adoption of the Merger Agreement and the terms thereof, the Merger, and all the transactions contemplated by the Merger Agreement and otherwise in such manner as may be necessary to consummate the Merger; and (ii) against any Takeover Proposal (as such term is defined in the Merger Agreement), other than the Merger Agreement or the transactions contemplated thereby.  Any vote by Stockholder that is not in accordance with this Section 1.1 will be considered null and void, and upon any such vote the provisions of Section 1.2 will be deemed to take immediate effect as if such vote had not been made.  Nothing in this Agreement will be deemed to restrict or limit the right of Stockholder or any affiliate of Stockholder to act in his or her capacity as an officer or director of the Company consistent with his or her fiduciary obligations in such capacity or as Stockholder is advised by counsel is required under applicable law.

1.2.   Irrevocable Proxy.   Stockholder hereby grants to and appoints Parent and each of its officers (in their capacity as such) his or her attorney-in-fact, agent and proxy (such constitution and appointment, the “Irrevocable Proxy”) with full power of substitution, to vote and otherwise act with respect to the Shares at any meeting of Stockholders of the Company, whether annual or special and whether or not an adjourned or postponed meeting (or any action by written consent of Stockholders of the Company in lieu of a meeting), to effect any action contemplated by Section 1.1, to the extent, but only to the extent, such Shares are not voted by Stockholder in accordance with Section 1.1.  Stockholder agrees that this proxy shall be irrevocable during the term of this Agreement and is coupled with an interest sufficient at law to support an irrevocable proxy and given to Parent as an inducement to enter into the Merger Agreement and, to the extent permitted under applicable law, will be valid and binding on any person to whom the Shares may be transferred in breach of this Agreement.  Stockholder agrees to take such further action or execute such other instruments as may be reasonably requested by Parent or Merger Sub to effectuate the intent of this Section 1.2.  To the extent inconsistent with the provisions of this Agreement, Stockholder hereby revokes all other proxies and powers of attorney with respect to the Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney will be given (and if given, will not be effective) by Stockholder with respect thereto.  All authority herein conferred or agreed to be conferred will survive the death or incapacity of Stockholder and any obligation of Stockholder under this Agreement will be binding upon the heirs, personal representatives, successors and assigns of Stockholder.  Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

2.1.   Authority Relative to this Agreement.   This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by general equitable principles.

2.2.   No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance of this Agreement by Stockholder does not, and the consummation by Stockholder of the transactions contemplated hereby will not:  (i) conflict with or violate any Law (as such term is defined in the Merger Agreement) applicable to Stockholder or by which any of Stockholder’s property is bound or subject; or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien (as such term is defined in the Merger Agreement) on the Shares or any of the properties or assets of Stockholder pursuant to, any contract, instrument, permit, license or franchise to which Stockholder is a party or by which Stockholder or any of Stockholder’s property is bound or subject, except for any such conflicts, violations, breaches, defaults or other occurrences that would not adversely affect or materially delay the ability of Stockholder to carry out his or her obligations under this Agreement.

(b)           Except for amendments to any applicable Schedule 13D filed with the Securities and Exchange Commission, Stockholder is not required to submit any notice, report or other filing with any Governmental Entity (as such term is defined in the Merger Agreement) in connection with the execution and delivery by Stockholder of this Agreement or the consummation by Stockholder of the transactions contemplated hereby.  No waiver, consent, approval or authorization of any Governmental Entity or other person is required to be obtained by Stockholder in connection with his or her execution, delivery and performance of this Agreement or the consummation by Stockholder of the transactions contemplated hereby, except (i) for applicable requirements, if any, of federal and state securities laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not adversely affect or materially delay the ability of Stockholder to carry out his or her obligations under this Agreement.

2.3.   Ownership of Shares.   As of the date hereof, Stockholder is the record or beneficial owner of the number of Shares set forth opposite Stockholder’s name on Schedule I hereto, and has, and throughout the term of this Agreement will have, good, marketable title to such Shares free and clear of all Liens.  Except as set forth on Schedule I, the Shares owned by Stockholder are owned free and clear of all Liens, other than any Liens created by this Agreement.  Stockholder has the sole right and power to vote and dispose of the Shares, and none of the Shares is subject to any irrevocable proxy, power of attorney, voting trust or other agreement, arrangement or restriction with respect to the voting or transfer (other than the provisions of federal or state securities laws or as provided in this Agreement) of any of the Shares, which appointment or grant is still effective.

2.4.   Absence of Litigation.   Except for the litigation set forth on Appendix A hereto, as of the date hereof, there are no claims, actions, suits, proceedings (including arbitrations or mediations) or investigations pending or, to the knowledge of Stockholder, threatened against Stockholder or any properties or rights of Stockholder, before any court or other Governmental Entity, and neither Stockholder nor any of Stockholder’s properties is subject to any order, judgment, injunction or decree, that seeks to delay or prevent the consummation of the Merger or of the transactions contemplated by the Merger Agreement or which could adversely affect or materially delay the ability of Stockholder to carry out his or her obligations under this Agreement.

ARTICLE III
COVENANTS OF STOCKHOLDER

3.1.   Restriction on Disposition or Encumbrance of Shares.   Except as contemplated by this Agreement or except with the prior written consent of Parent, prior to the Termination Time, Stockholder shall not, other than pursuant to the Merger Agreement, (i) make any sales, gifts, transfers, pledges, or other dispositions of Company Common Stock (including any shares of Company Common Stock issued upon the exercise or conversion of any derivative securities), (ii) deposit any Company Common Stock (including any shares of Company Common Stock issued upon the exercise or conversion of any derivative securities) into a voting trust or enter into any voting agreement or arrangement or understanding with respect thereto, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition, sale, assignment transfer or other disposition of Company Common Stock (including any shares of Company Common Stock issued upon the exercise or conversion of any derivative securities) or (iv) take any action that would make any of his or her representations or warranties contained herein untrue or incorrect in any material respect or would have the effect of preventing or disabling Stockholder from performing any of his or her obligations hereunder.

3.2.   No Announcements; No Proposals or Solicitation of Transactions.   Subject to and without prejudice to Stockholder’s fiduciary obligations as employee, officer or director of the Company and except as permitted by the Merger Agreement, between the date of this Agreement and the Termination Time, Stockholder shall not, and will use his or her reasonable efforts to cause his or her attorneys, accountants or financial advisors or other similar representatives (“Representatives”) retained by Stockholder not to, directly or indirectly through another person, (i) issue any press release or make any other public statement or announcement with respect to the Merger Agreement, this Agreement, the Merger or any of the transactions contemplated thereby or hereby, except as may be required by applicable law including through amendments to any applicable Schedule 13D filed with the Securities and Exchange Commission; (ii) make, solicit, initiate or encourage (including by way of furnishing information or the provision of financing), any Takeover Proposal, or (iii) participate in any discussions or negotiations regarding any Takeover Proposal; provided that the foregoing shall not limit or prohibit any Representative who is a director of the Company from exercising his or her fiduciary duty solely as a director of the Company in a manner consistent with the terms and conditions set forth in the Merger Agreement.

3.3.   Further Action.   Upon the terms and subject to the conditions hereof, Parent, Merger Sub and Stockholder will use their respective reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective this Agreement.

3.4.   Dissenters’ Rights.   Stockholder hereby irrevocably waives any and all rights that Stockholder may have as to appraisal, dissent or any similar or related matter with respect to any of the Shares which may arise with respect to the Merger, including, without limitation, appraisal for such shares in accordance with Section 262 of Delaware General Corporation Law.

ARTICLE IV
TERMINATION

4.1.   Termination.   Except for this Section 4.1, this Agreement, and all rights and obligations of the parties hereunder, will terminate, and no party will have any rights or obligations hereunder and this Agreement will become null and void and have no further effect upon the earliest of: (i) the Effective Time, (ii) the termination of the Merger Agreement for any reason, and (iii) any material amendment to (including without limitation a decrease in or a change in the form of the consideration paid to Stockholder or any addition of a material obligation or additional liability on the part of Stockholder) or waiver of any material condition in the Merger Agreement (the earliest of such times, the “Termination Time”).  Nothing in this Section 4.1 shall relieve any party of liability for breach of this Agreement.

ARTICLE V
MISCELLANEOUS

5.1.   Adjustments.   In the event of any increase or decrease or other change in the Shares by reason of stock dividend, stock split, recapitalizations, combinations, exchanges of shares or the like, then the terms of this Agreement, including the term “Shares” as defined herein, will apply to the shares of capital stock and other securities of the Company held by Stockholder immediately following the effectiveness of the such events.

5.2.   Specific Performance.   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

5.3.   Expenses.   Except as provided in that certain Fee Reimbursement Letter Agreement dated as of December 4, 2006 by and between the Company and Stockholder, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

5.4.   Assignment.   This Agreement and the rights and obligations hereunder will not be assigned by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any directly or wholly-owned Subsidiary of Parent, upon written notice to Stockholder, if the assignee shall assume the obligations of Parent and/or Merger Sub hereunder.  Subject to the foregoing, all the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

5.5.   Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (b) on the third (3rd) business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)           if to Parent or Merger Sub, to it at:

c/o Platinum Equity, LLC
360 North Crescent Drive
Beverly Hills, CA 90210
Attention: General Counsel
Facsimile: (310) 712-1863

with a copy (which will not constitute notice) to:

Bingham McCutchen LLP
600 Anton Boulevard, 18th Floor
Costa Mesa, California 92626
Attention: James W. Loss
Facsimile No.: (714) 830-0700

(b)                                 If to Stockholder, to him or her at the address set forth on Schedule I.

5.6.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

5.7.   Entire Agreement; No Third-Party Beneficiaries.   This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

5.8.   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

5.9.   Amendment; Waiver.   This Agreement may not be amended except by an instrument in writing signed by the parties hereto.  Any agreement on the part of a party hereto to grant an extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

5.10.   Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

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The parties have duly executed this Support Agreement as of the day and year first above written.

PARENT:

PROJECT EAGLE HOLDING CORPORATION

By:	/s/ Eva M. Kawalaski
Name:	Eva M. Kawalaski
Title:	Vice President and Secretary

MERGER SUB:

PROJECT EAGLE MERGER CORPORATION

By:	/s/ Eva M. Kawalaski
Name:	Eva M. Kawalaski
Title:	Vice President and Secretary

STOCKHOLDER:

/s/ William R. Berkley
WILLIAM R. BERKLEY*

* In his capacity as an individual, and as general partner of The Berkley Family Limited Partnership

Exhibit 1

SCHEDULE I

Name and Address of Stockholder	Number of Shares of Company Common Stock Subject to this Agreement
William R. Berkley 475 Steamboat Road Greenwich, Connecticut 06830	663,243

APPENDIX A

NSL Capital Management v. William R. Berkley, et al. (filed in the Court of Chancery of the State of Delaware).

Feivel Gottlieb Defined Benefit Pension Plan v. William R. Berkley, et al. (filed in the Court of Chancery of the State of Delaware).

Ronald A. Biloon, etc. v. William R. Berkley, et al. (filed in the Court of Common Pleas of Bucks County, Pennsylvania).

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